As filed with the Securities and Exchange Commission on March 29, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orchid Island Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-3269228
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3305 Flamingo Drive Vero Beach, Florida	32963
(Address of Principal Executive Offices)	(Zip Code)

Orchid Island Capital, Inc. 2012 Equity Incentive Plan

(Full title of the plan)

Robert E. Cauley

Chief Executive Officer, President and Chairman of the Board

3305 Flamingo Drive

Vero Beach, Florida 32963

(Name and address of agent for service)

(772) 231-1400

(Telephone number, including area code, of agent for service)

With copies to:

S. Gregory Cope, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8388

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value per share	4,000,000	$13.75	$55,000,000	$7,502

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby includes an indeterminate number of shares that may be issued in connection with share splits, share dividends or similar transactions.
(2)	Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices of the common stock on the NYSE MKT on March 28, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I will be sent or given to participants in the Orchid Island Capital, Inc. 2012 Equity Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Orchid Island Capital, Inc. (the “Registrant”) with the SEC pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(a)	the Registrant’s annual report on Form 10-K for the year ended December 31, 2012;

(b)	the Registrant’s current reports on Form 8-K filed on March 1, 2013 and March 13, 2013; and

(c)	the description of the Company’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A filed with the SEC on February 13, 2013.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Registrant’s charter authorizes the Registrant, and the Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Registrant who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; and

•

any individual who, while a director or officer of the Registrant and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

The Registrant’s charter and bylaws also permit the Registrant, with the approval of the Registrant’s Board of Directors, to indemnify and advance expenses to any individual who served the Registrant’s predecessor in any of the capacities described above and to any employee or agent of the Registrant or its predecessor.

Upon completion of this offering, the Registrants intends to enter into indemnification agreements with each of its directors and executive officers that will provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, the Registrant has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Articles of Amendment and Restatement of Orchid Island Capital, Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-184538) filed with the SEC on November 28, 2012).

3.2	Amended and Restated Bylaws of Orchid Island Capital, Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-184538) filed with the SEC on November 28, 2012).

5.1*	Opinion of Venable LLP as to the legality of the securities being registered.

10.1	2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-184538) filed with the SEC on November 28, 2012).

23.1*	Consent of Venable LLP (included in Exhibit 5.1).

23.2*	Consent of BDO USA, LLP.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, State of Florida, on this 29th day of March, 2013.

ORCHID ISLAND CAPITAL, INC.

By:	/S/ ROBERT E. CAULEY
	Name:	Robert E. Cauley
	Title:	Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

We, the undersigned officers and directors of Orchid Island Capital, Inc., hereby severally constitute Robert E. Cauley and G. Hunter Haas, IV, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Orchid Island Capital, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROBERT E. CAULEY Robert E. Cauley	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	March 29, 2013

/S/ G. HUNTER HAAS, IV G. Hunter Haas, IV	Chief Financial Officer and Director (Principal Financial Officer)	March 29, 2013

/S/ JERRY SINTES Jerry Sintes	Controller (Principal Accounting Officer)	March 29, 2013

/S/ W. COLEMAN BITTING W. Coleman Bitting	Independent Director	March 29, 2013

/S/ JOHN B. VAN HEUVELEN John B. Van Heuvelen	Independent Director	March 29, 2013

/S/ FRANK P. FILIPPS Frank P. Filipps	Independent Director	March 29, 2013

/S/ AVA L. PARKER Ava L. Parker	Independent Director	March 29, 2013

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Amendment and Restatement of Orchid Island Capital, Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-184538) filed with the SEC on November 28, 2012).

3.2	Amended and Restated Bylaws of Orchid Island Capital, Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-184538) filed with the SEC on November 28, 2012).

5.1*	Opinion of Venable LLP as to the legality of the securities being registered.

23.1*	Consent of Venable LLP (included in Exhibit 5.1).

23.2*	Consent of BDO USA, LLP.

*	Filed herewith.